      As filed with the Securities and Exchange Commission on July 25, 1997
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             -----------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------
                                  EXCITE, INC.
             (Exact name of Registrant as specified in its charter)

       CALIFORNIA 77-0378215
   (State or other jurisdiction of                   (I.R.S. employer
    incorporation or organization)                  identification no.)
                             -----------------------
                                  555 BROADWAY
                         REDWOOD CITY, CALIFORNIA 94063
                                 (415) 568-6000
               (Address, including zip code, and telephone number,
        including area code, of Registrant's principal executive offices)
                             -----------------------
                                 ROBERT C. HOOD
             EXECUTIVE VICE PRESIDENT, CHIEF ADMINISTRATIVE OFFICER
                          AND CHIEF FINANCIAL OFFICER
                                  EXCITE, INC.
                                  555 BROADWAY
                         REDWOOD CITY, CALIFORNIA 94063
                                 (415) 568-6000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             -----------------------
                                   Copies to:
                              MARK C. STEVENS, ESQ.
                             JEFFREY R. VETTER, ESQ.
                               FENWICK & WEST LLP
                              TWO PALO ALTO SQUARE
                           PALO ALTO, CALIFORNIA 94306
                             -----------------------
      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: FROM
TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT UNTIL JUNE 26, 1999 OR UNTIL SUCH EARLIER TIME THAT ALL OF THE SHARES REGISTERED HEREUNDER EITHER (I) HAVE BEEN SOLD, (II) MAY BE SOLD WITHIN A THREE-MONTH PERIOD UNDER RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR (III) HAVE CEASED TO BE SUBJECT TO CERTAIN CONTRACTUAL REGISTRATION RIGHTS GRANTED TO INTUIT INC. PURSUANT TO A REGISTRATION RIGHTS AGREEMENT DATED AS OF JUNE 25, 1997 BETWEEN THE REGISTRANT AND INTUIT INC.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _____________
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /_____________
         If delivery of the prospectus is expected to be made pursuant to
Rule 434, please check the following box. / /
                            ------------------------

                         CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM            PROPOSED MAXIMUM
 TITLE OF EACH CLASS OF SECURITIES     AMOUNT TO BE        OFFERING PRICE PER          AGGREGATE OFFERING          AMOUNT OF
          TO BE REGISTERED             REGISTERED(1)            SHARE(1)                    PRICE(1)            REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value           2,900,000 shares           $16.875                    $48,937,500               $14,830
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Common Stock on the Nasdaq National Market on July 22, 1997.

                             -----------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   Subject to Completion, dated July 25, 1997

                                   PROSPECTUS

================================================================================
                                2,900,000 SHARES
                                  EXCITE, INC.
                                  COMMON STOCK
                            ------------------------
         All of the shares of Common Stock of Excite, Inc. (the "Company") offered hereby are being sold by Intuit Inc. ("Intuit"). The shares of Common Stock offered hereby were issued to Intuit by the Company on June 25, 1997 pursuant to a Stock Purchase Agreement (the "Stock Purchase Agreement") dated as of June 11, 1997 between the Company and Intuit. The Company will not receive any proceeds from the sale of the shares of the Common Stock offered hereby. Such shares are being offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), during up to four "permitted windows" which can occur, subject to certain resale restrictions, during a period which will commence on the date on which the Registration Statement of which this Prospectus forms a part becomes effective and which will end on June 26, 1999 or such earlier time that all of the securities offered hereby either
(i) have been sold, (ii) may be sold within a three-month period under Rule 144 under the Act, or (iii) have ceased to be "Intuit Registrable Securities" pursuant to a Registration Rights Agreement between the Company and Intuit. See "Plan of Distribution."

         The Common Stock of the Company is quoted on the Nasdaq National Market ("NNM") under the symbol "XCIT." On July 24, 1997, the closing price of the Common Stock on the NNM was $18.00 per share. The shares of Common Stock offered hereby represent approximately 19.0% of the Company's outstanding Common Stock (based on shares outstanding at June 30, 1997).

         Intuit directly, through agents designated from time to time, or through broker-dealers or underwriters also to be designated, may sell the shares of Common Stock offered hereby from time to time on terms to be determined at the time of sale. To the extent required, the specific shares to be sold, public offering price, the names of any such agent, broker-dealer, or underwriter and any applicable commission or discount will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). See "Selling Shareholder" and "Plan of Distribution." Intuit reserves the sole right to accept or reject, in whole or in part, any proposed purchase of the shares offered hereby to be made in the manner set forth above.

         The distribution of the Shares by Intuit may be effected from time to time in one or more transactions in the over-the-counter market, in the Nasdaq National Market, or in privately negotiated transactions at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. Intuit and any underwriters, broker-dealers, or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of the Shares by them and any commissions, discounts, or concessions received by any such underwriters, broker-dealers, or agents might be deemed to be underwriting discounts and commissions under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and Intuit.

                            ------------------------

             THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE
               OF RISK. SEE "RISK FACTORS" COMMENCING ON PAGE 6.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.


                                    PRICE TO THE       UNDERWRITING       PROCEEDS TO     PROCEEDS TO SELLING
                                     PUBLIC (1)          DISCOUNT           COMPANY          SHAREHOLDER(1)
                                     ----------          --------           -------          --------------
PER SHARE........................  see text above          none               none           see text above
TOTAL............................  see text above          none               none           see text above

-----------
(1) THE SHARES OF COMMON STOCK OF THE COMPANY OFFERED HEREBY WILL BE SOLD FROM TIME TO TIME AT THE THEN PREVAILING MARKET PRICES, AT PRICES RELATING TO PREVAILING MARKET PRICES OR AT NEGOTIATED PRICES. THE COMPANY WILL PAY ALL EXPENSES RELATING TO THE REGISTRATION OF THE SHARES OFFERED HEREBY, ESTIMATED AT $50,000. SEE "PLAN OF DISTRIBUTION."

              THE DATE OF THIS PROSPECTUS IS ______________, 1997.

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (located at http://www.sec.gov) that contains reports, proxy and information statements and other information regarding the Company. The Company's Common Stock is quoted for trading on the NNM, and reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, Maryland 20850.

         The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits filed therewith or incorporated therein by reference. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or incorporated therein by reference, each such statement being qualified in all respects by such reference. A copy of the Registration Statement may be inspected, without charge, at the offices of the Commission in Washington, D.C. and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, upon the payment of the fees prescribed by the Commission.

         No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any Selling Stockholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information herein is correct as of any time subsequent to the date hereof or that there has been no change in the affairs of the Company since such date.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed with the Commission are incorporated herein by reference:

(a) The Company's annual report on Form 10-K, as amended by Form 10-K/A, for the fiscal year ended December 31, 1996.

(b) The Company's quarterly report on Form 10-Q for the three months ended March 31, 1997.

(c) The Company's current reports on Form 8-K filed with the Commission on April 2, 1997 (as amended by the Form 8-K/A filed with the Commission on May 9, 1997), June 19, 1997 and July 9, 1997.

(d) The Company's Proxy Statement for the Annual Meeting of Shareholders filed with the Commission on April 29, 1997.

(e) All other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act following the fiscal year ended December 31, 1996 and prior to the termination of the offering contemplated hereby.

(f) The description of the Company's Common Stock contained in the Company's registration statement on Form 8-A filed with the Commission under the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

         The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to Robert C. Hood, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, Excite, Inc., 555 Broadway, Redwood City, California 94063; telephone number (415) 568-6000.

                                   THE COMPANY

         The Company operates the Excite Network, which includes the Excite and WebCrawler brands, and provides a gateway to the World Wide Web (the "Web") that organizes, aggregates and delivers information to meet the needs of individual consumers. Excite, formerly Architext Software, Inc., was formed in June 1994 and, from its inception to September 1995, its operating activities related primarily to recruiting personnel, raising capital, purchasing operating assets, providing custom product development and consulting, and developing services. The Company first launched its Excite search and directory service in October 1995.

         The Company has achieved only limited revenues to date, has incurred significant operating losses since inception and as of March 31, 1997, the Company had an accumulated deficit of approximately $59.0 million. The Company has also experienced significant increases in operating losses on an annual and quarterly basis since inception. Although the Company has experienced significant revenue growth during 1996 and the first two quarters of 1997, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow. There can also be no assurance that any revenue growth that the Company experiences will be indicative of future operating results. In addition, the Company has increased, and plans to increase further, its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development and increase its general and administrative costs to support the enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. Given the level of planned expenditures, the Company anticipates that it will continue to incur operating losses through at least the end of 1997. As a result of the acquisition of the assets relating to the Web Crawler search and retrieval service and other acquisitions, operating results will be negatively affected by approximately $10.1 million in amortization in 1997, and $1.1 million in amortization in 1998, assuming no additional acquisitions and no significant adjustments to the economic lives of the underlying intangible assets. The extent of the future losses will be contingent on the amount of the growth in the Company's advertising revenues which in turn depends on a variety of factors, including, without limitation, the factors described under "Risk Factors" and elsewhere in this Prospectus.

         The principal executive offices of the Company are located at 555 Broadway, Redwood City, California 94063, and its telephone number is (415) 568-6000. In this Prospectus, the term "Excite" or the "Company" refers to Excite, Inc., a California corporation and its subsidiaries, unless the context otherwise requires.

                                  RISK FACTORS

         In evaluating the Company's business, prospective investors should carefully consider the following factors in addition to the other information presented in this Prospectus.

EXTREMELY LIMITED OPERATING HISTORY; ACCUMULATED DEFICIT AND ANTICIPATION OF CONTINUED LOSSES

         The Company was founded in June 1994 and commenced offering Excite services in October 1995. The McKinley Group, Inc. ("McKinley"), which was acquired by the Company in August 1996, originally began operations in December 1993 and generated only limited revenues prior to 1996. Accordingly, the Company has an extremely limited operating history upon which an evaluation of the Company and its current business can be based. The Company's business must be considered in light of the risks, expenses and problems frequently encountered by companies in their early stage of development, particularly companies in new and rapidly evolving markets such as the Web and Web-based advertising markets. Specifically, such risks include, without limitation, the failure of the Company to maintain premier positions on certain high traffic Web access points such as those maintained by America Online, Inc. ("AOL"), Microsoft and Netscape Communications Corporation ("Netscape"), the failure of the Company to anticipate and adapt to a developing market, the rejection of the Company's services by Web consumers and/or advertisers, the inability of the Company to maintain and increase the levels of traffic on its network (the "Excite Network"), development of equal or superior services or products by competitors, the failure of the market to adopt the Web as an advertising medium, reductions in market prices for Web-based advertising, the inability of the Company to effectively integrate the technology and operations of McKinley, AOL's WebCrawler Web search and retrieval service with the Company acquired in March 1997 (the "WebCrawler Assets"), or any other subsequently acquired businesses or technologies with its operations, the ability of the Company to enter into strategic and other content relationships with third parties and the commercial success of the services offered through such relationships, and the inability to identify, attract, retain and motivate qualified personnel. There can be no assurance that the Company will be successful in addressing such risks. The Company has achieved only limited revenues to date and has incurred significant operating losses since inception, and as of March 31, 1997, the Company had an accumulated deficit of approximately $59.0 million. The Company has also experienced significant increases in operating losses on an annual and quarterly bases since inception. Although the Company has experienced significant revenue growth during 1996 and in the first two quarters of 1997, there can be no assurance that this growth rate will be sustained or that revenues will continue to grow. There can also be no assurance that any revenue growth that the Company experiences will be indicative of future operating results. In addition, the Company has increased, and plans to increase further, its operating expenses in order to increase its sales and marketing efforts, fund greater levels of product development and increase its general and administrative costs to support the enlarged organization. To the extent that revenues do not grow at anticipated rates or that increases in such operating expenses precede or are not subsequently followed by commensurate increases in revenues, or that the Company is unable to adjust operating expense levels accordingly, the Company's business, results of operations and financial condition will be materially and adversely affected. Given the level of planned expenditures, the Company anticipates that it will continue to incur operating losses through at least the end of 1997. The extent of these losses will be contingent on the amount of growth in the Company's advertising revenues which in turn depends on the factors noted above. Although the Company does not anticipate that its operating loss will continue to increase, there can be no assurance that operating losses will not increase in the future or that the Company will ever achieve or sustain profitability.

POTENTIAL FLUCTUATIONS IN QUARTERLY RESULTS; UNPREDICTABILITY OF FUTURE REVENUES

    As a result of the Company's extremely limited operating history, the Company has no meaningful historical financial data upon which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future advertising revenues and to a large extent are fixed. There can be no assurance that the Company will be able to accurately predict the levels of future advertising revenues, particularly in light of the intense competition for the sale of Web-based advertisements and the uncertainty as to the viability of the World Wide Web (the "Web") as an advertising medium, and the failure to do so would have a materially adverse effect on the Company's business, results of operations and financial condition. In addition, the Company derives substantially all of its revenues from the sale of advertising pursuant to short-term advertising contracts. As a result, quarterly sales and operating results are entirely dependent on advertising revenues received within the quarter, which are difficult to forecast, and are also dependent on the Company's ability to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. The cancellation or deferral of a small number of existing advertising contracts or the failure to obtain new advertising contracts in any quarter could materially and adversely affect the Company's business, results of operations and financial condition for such quarter. Furthermore, the Company derives advertising revenue based on the amount of traffic, or page views, on the Excite Network. Accordingly, any significant shortfall of traffic on the Excite Network in relation to the Company's expectations or the expectations of existing or potential advertisers, would have an immediate material adverse effect on the Company's business, results of operations and financial condition. In addition, certain of the Company's short-term advertising contracts require the Company to guarantee a minimum number of impressions. In the event that these minimum impressions are not met, the Company could be required to refund a portion of the fees from such advertisers. If the Company fails to meet this guaranteed number of impressions, the ability of the Company to sell advertising to new or existing advertisers could be adversely affected. See "--Reliance on Advertising Revenues."

         The Company's operating results have varied on a quarterly basis during its limited operating history and the Company expects to experience significant fluctuations in future quarterly operating results. Such fluctuations have been and may in the future be caused by numerous factors, many of which are outside the Company's control, including, without limitation, specific economic conditions relating to the Internet and the Web, usage of the Web, demand for advertising on the Excite Network as well as demand for Web-based advertising in general, changes in advertising rates as a result of competition or otherwise, seasonal trends in advertising sales, the advertising budgeting cycles of advertisers, incurrence of charges in connection with the Company's distribution relationships with Netscape, AOL and other Internet service providers ("ISPs") and online service providers ("OSPs") or other third parties, the ability of the Company to enter into other strategic and content relationships and the acceptance of the services offered through such relationships by users of the Excite Network or other Web consumers, demand for the Company's services, incurrence of costs relating to acquisitions of businesses or technologies, introduction or enhancement of services by the Company and its competitors, market acceptance of new services, delays in the introduction of services or enhancements by the Company or its competitors, changes in the Company's pricing policies or those of its competitors, mix of types of advertisements sold, such as the amount of targeted advertising sold as a percentage of total advertising sold, capacity constraints and dependencies on computer infrastructure and general economic conditions. In order to promote and maintain awareness of the Company's brands, the Company has in the past and may in the future significantly increase its advertising and/or promotion budgets for a particular quarter which could materially and adversely affect the Company's business, results of operations and financial condition for such period. As a strategic response to a changing competitive environment, the Company may elect from time to time to make certain other pricing, service or marketing decisions or acquisitions that could have a material adverse effect on the Company's business, results of operations and financial condition. As a result, the Company believes that period-to-period comparisons of its results of operations will not necessarily be meaningful and should not be relied upon as an indication of future performance. Due to all of the foregoing factors, it is likely that in some future quarter or quarters the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Company's Common Stock would be materially and adversely affected. See "--Volatility of Stock Price."

DEPENDENCE ON NETSCAPE AND AOL

         In March 1997, the Company entered into new agreements with Netscape which commenced in May 1997 whereby the Excite brand is one of four "Premier Providers" and the Company's WebCrawler brand is one of several "Marquee Providers" of search and navigation services accessible from Netscape's "Net Search" page. Under the terms of these new agreements, the Company is obligated to make minimum aggregate payments of $8.25 million in cash and advertising services over the one year term of the agreements. If the Company were not able to enter into replacement agreements with Netscape with respect to its "Premier Provider" or "Marquee Provider" arrangements at the end of the term, the Excite Network could lose a significant portion of its traffic, and as a result, advertising revenues would be materially and adversely affected. In addition, if any replacement agreements with Netscape are on materially worse terms than those of the Company's current Premier Provider Agreement or Marquee Provider Agreement, there would be a material adverse effect on the Company's business, results of operations and financial condition.

         The Company has also entered into a five-year distribution agreement with AOL pursuant to which a co-branded version of the Excite search and directory services is designated as the exclusive Web search and retrieval service for AOL for at least a two year period. Pursuant to this agreement, the Company and AOL share advertising revenues attributable to the co-branded service hosted on AOL. After the expiration of this initial two year exclusivity period, the parties can extend the exclusive arrangement only by mutual agreement. If the exclusivity period does not extend beyond the initial two year term, the co-branded service would become the "default" search and directory service on AOL, however, AOL could enter into a strategic relationship with a competitor of the Company or offer its own competing services. In such an event, the amount of the Company's advertising revenues could be materially and adversely affected. In addition, if the Company fails to satisfy certain technical, product feature and editorial criteria during the term of the agreement, if the Company and AOL fail to renew this agreement upon the expiration of the five year term, or if any renewal is on materially worse terms than the initial agreement with AOL, there could be a material adverse effect on the Company's business, results of operations and financial condition. As a result of its implementation of a flat-rate pricing program, there have been numerous reports in the press and potential litigation regarding, among other things, AOL's capacity to handle a large number of subscribers. There can be no assurance that AOL will not experience a decline in the number of its subscribers as a result of these reports or as a result of the problems reported. The Company's operating results could be adversely affected if AOL, for any reason, were to lose significant market share, experience a significant decrease in the number of its subscribers, or experience a significant decrease in the number of its subscribers utilizing AOL for their Web search and retrieval needs. In addition, any decline in the number of AOL subscribers could adversely affect the amount of traffic on the Excite Network. See
"--Acquisition Strategy; Integration of Past and Future Acquisitions."

RELIANCE ON ADVERTISING REVENUES

         There is a lack of proven business models for companies like Excite which rely substantially upon the sale of advertisements on the Web. The Company's current business model, which evolves as the Web develops, is based on deriving substantially all of its revenues from selling advertising space on its network as consumers utilize the Company's services for their Web search and retrieval needs. A majority of the Company's advertising customers purchase advertisements on a short-term basis. There can be no assurance that current advertisers will continue or increase the level of, or that potential new advertisers will purchase, advertisements on the Excite Network. The Company's ability to generate significant advertising revenues will depend, among other things, on advertisers' acceptance of the Web as an effective and sustainable advertising medium, the development of a large base of users of the Company's services possessing demographic characteristics attractive to advertisers and the ability of the Company to develop and update effective advertising delivery and measurement systems. The Company believes that establishing and maintaining the Excite and WebCrawler brands is a critical aspect of developing a large user base and that the importance of brand recognition will increase as competition increases. In addition, there is intense competition in the sale of advertising on the Web, resulting in a wide range of rates quoted and a variety of pricing models offered by different vendors for a variety of advertising services which makes it difficult to project future levels of advertising revenues and rates. It is also difficult to predict which pricing models will be adopted by the industry or advertisers. For example, advertising rates based on the number of "click throughs" from the Company's network to the advertiser's pages, instead of rates based solely on the number of impressions, would materially adversely affect the Company's revenues. Moreover, "filter" software programs that limit or remove advertising from a Web user's desktop are available. Widespread adoption of such software by users could have a material adverse effect upon the viability of advertising on the Web. Accordingly, there can be no assurance that the Company will be successful in generating significant future advertising revenues, and a failure to do so would have a material adverse effect on the Company's business, results of operations and financial condition. See "--Developing Market; Validation of the Web as an Effective Advertising Medium," "--Intense Competition" and "--Technological Change; Dependence on New and Enhanced Services; Risk of Delays."

INTENSE COMPETITION

         The market for Web advertising and Web search and retrieval services is intensely competitive. The Company believes that the principal competitive factors in these markets are name recognition, amount of user traffic, pricing, performance, ease of use and functionality. The Company's primary competitors are Web search and retrieval companies such as Yahoo!, Inc., Infoseek Corporation and Lycos, Inc. and specific search and retrieval services and products offered by other companies, including Digital Equipment Corporation's Alta Vista, HotWired Venture's and Inktomi's HotBot, and OpenText. The Company also competes indirectly with Web content broadcasting services, such as The PointCast Network's PointCast, and with services from other database vendors, such as Lexis/Nexis, Dialog and other companies that offer information search and retrieval capabilities with their core database products. In the future, the Company may encounter competition from ISPs, OSPs, Web site operators, providers of Web browser software (such as Netscape or Microsoft) and other Internet services and products that incorporate search and retrieval features into their offerings, whether through internal development or by acquisition of one or more of the Company's direct competitors.

         In addition, the Company also competes with ISPs, OSPs, Web browsers and other Web content providers for the sale of advertisements. The Company believes that the number of companies relying on fees from Web-based advertising has increased substantially during the past year. Accordingly, the Company may face increased pricing pressure for the sale of advertisements on its network, which would have a material adverse effect on the Company's business, results of operations and financial condition. Companies offering advertising-supported services on the Web have also begun to compete with other providers of Web content and services for user traffic and the number of page views on their Web sites. As a result, many providers of Web services have been entering into distribution arrangements, co-branding arrangements, content arrangement and other strategic partnering arrangements with ISPs, OSPs, Web browsers, operators of high traffic Web sites and other businesses in an attempt to increase traffic and page views, and thereby making their Web sites more attractive to Web advertisers. To the extent that direct competitors or other Web site operators are able to enter into successful strategic relationships, these competitors and Web sites could experience increases in traffic and page views, which could have the effect of making these Web sites appear more attractive to advertisers, which could materially and adversely affect the amount of advertisements sold on the Company's network and the

Company's business, results of operations and financial condition would be materially and adversely affected.

         Many of the Company's existing competitors, as well as a number of potential new competitors, have longer operating histories in the Web market, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than the Company. Such competitors may be able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies and make more attractive offers to potential employees, distribution partners, advertisers and content providers. Further, there can be no assurance that the Company's competitors will not develop Web search and retrieval services that are equal or superior to those of the Company or that achieve greater market acceptance than the Company's offerings in the area of name recognition, performance, ease of use and functionality. There can also be no assurance that ISPs, OSPs, Web browsers and other Web content providers will not be perceived by advertisers as having more desirable Web sites for placement of advertisements. In addition, a number of the Company's current advertising customers and strategic partners also have established collaborative relationships with certain of the Company's competitors and a number of the Company's competitors have established collaborative relationships with ISPs, OSPs and other Web content providers. Accordingly, there can be no assurance that the Company will be able to retain a customer base of advertisers, enter into new strategic or other content relationships, maintain or increase traffic on its network, that competitors will not experience greater growth in traffic than the Company as a result of such relationships, which could have the effect of making their Web sites more attractive to advertisers or that strategic partners will not sever or will elect to renew their agreements with the Company. There can also be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, results of operations and financial condition.

         The Web, in general, and the Company, specifically, also must compete with traditional advertising media such as print, radio and television for a share of advertisers' total advertising budgets. To the extent that the Web is not an effective advertising medium, advertisers may be reluctant to devote a significant portion of their advertising budget to the Web. See "--Reliance on Advertising Revenues" and "--Developing Market; Validation of the Web as an Effective Advertising Medium."

ACQUISITION STRATEGY; INTEGRATION OF PAST AND FUTURE ACQUISITIONS

         The Company has in the past and may, in the future, acquire businesses, technologies, services, product lines, content databases, or access to content databases that are complementary to the Company's business. In August 1997, the Company completed the acquisition of McKinley and in March 1997, the Company closed the acquisition of the WebCrawler Assets from AOL (the "Acquisition").

         Although the Company believes that its previous acquisitions were in the best interests of the Company and its shareholders, acquisitions involve a number of special risks. For example, the assimilation of McKinley's and the Company's operations required, among other things, the integration of service offerings, coordination of the research and development and sales and marketing efforts of the two companies, the assumption by the Company of approximately $10.0 million in liabilities, the addition of approximately 50 personnel and the distraction of the Company's management from the day-to-day business of the Company. The Company could face similar integration issues with respect to the Acquisition. There can also be no assurance that a given acquisition, if consummated, would not have a material adverse effect on the Company's business, results of operations and financial condition.

DEVELOPING MARKET; VALIDATION OF THE WEB AS AN EFFECTIVE ADVERTISING MEDIUM

         The market for the Company's services has recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants who have introduced or developed services and products for use on the Web or who seek to derive significant revenues from the sale of advertisements on the Web. As a result, the Company's mix of services and advertising packages may undergo substantial changes as the Company reacts to competitive and other developments in the overall Web market. The Company is highly dependent upon the increased use of the Web for information, publication, distribution and commerce. In particular, the Web is an unproven medium for advertising supported services. Accordingly, the Company's future operating results will depend substantially upon the increased use of the Web for information, publication, distribution and commerce and the emergence of the Web as an effective advertising medium. Many of the Company's advertisers have only limited experience with the Web as an advertising medium, have not yet devoted a significant portion of their advertising expenditures to Web-based advertising, and may not find such advertising to be effective for promoting their products and services relative to traditional print and broadcast media. For instance, advertisers of consumer products have not yet engaged in significant advertising on the Web and may not do so in the future. No standards have been widely accepted for the measurement of the effectiveness of Web-based advertising, and there can be no assurance that such standards will develop sufficiently to support the Web as an effective advertising medium. Moreover, critical issues concerning the commercial use of the Web (including security, reliability, cost, ease of use, access, quality of service and acceptance of advertising) remain unresolved and may impact the growth of Web use or the placement of advertisements on the Web. If widespread commercial use of the Web does not develop, or if the Web does not develop as an effective advertising medium, the Company's business, results of operations and financial condition will be materially and adversely affected. See "--Reliance on Advertising Revenues," "--Risk of Capacity Constraints; Dependence on Computer Infrastructure" and "--Dependence on the Web Infrastructure."

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW AND ENHANCED SERVICES; RISK OF DELAYS

         The market in which the Company competes is characterized by rapidly changing technology, evolving industry standards, frequent new service and product announcements, introductions and enhancements and changing customer demands. These market characteristics are exacerbated by the emerging nature of the Web and the apparent need of companies from a multitude of industries to offer Web-based products and services. Accordingly, the Company's future success will depend on its ability to adapt to rapidly changing technologies, its ability to adapt its services to evolving industry standards and its ability to continually improve the performance, features and reliability of its network in response to both evolving demands of the marketplace and competitive service and product offerings. The failure of the Company to adapt to such changes and evolution would have a materially adverse effect on the Company's business, results of operations and financial condition.

         Because the attractiveness of the Excite Network to advertisers is based substantially upon the amount of traffic on the Excite Network, broad acceptance of the Excite Network by consumers is critical to the Company's future success. The Company's business model contemplates offering a variety of Web-related services. Some of these services have been recently introduced, including its Channels-based service, Excite NewsTracker, Excite Pal and Global Excite services. Failure of the Company to successfully design, develop, test, introduce and market such new services or the failure of the Company's recently introduced services to achieve market acceptance could result in reduced traffic on the Excite Network. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful design, development, testing, introduction or marketing of these services, or that its new services and enhancements will adequately meet the requirements of the marketplace and achieve any degree of significant market acceptance. Furthermore, existing services or new releases by the Company, whether improved versions of existing services or introductions of new services, may contain undetected errors that require significant design modifications, resulting in a loss of consumer confidence and consumer support. Delays in the commencement of or errors contained in new services and enhancements may result in customer dissatisfaction and delay or loss of advertising revenue. If the Company is unable, for technological or other reasons, to develop and introduce new services or enhancements in a timely manner in accordance with its business model or in response to changing market conditions or consumer requirements, or if the recently introduced services or enhancements contain errors or do not achieve a significant degree of market acceptance, the Company's business, results of operations and financial condition would be materially and adversely affected.

MANAGEMENT OF GROWTH

         The rapid execution necessary for the Company to successfully offer services and implement its business plan requires an effective planning and management process. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational and financial resources. As of June 30, 1997, the Company had grown to 209 employees from 77 employees at June 30, 1996. The Company expects that the number of its employees will increase over the next 12 months. In addition, the Company has recently hired, and expects to continue to hire, a number of new executive officers. The Company's financial and management controls, reporting systems and procedures are also very limited. Although the Company has implemented controls, systems and procedures, it has limited experience with such controls, systems and procedures. The Company still must improve its financial and management controls, reporting systems and procedures and expand, train and manage its work force. Further, the Company is required to manage multiple relationships with various customers, strategic partners and other third parties. These requirements will be exacerbated in the event of further growth in the Company or in the number of its third-party relationships. Although the Company believes that it has made adequate allowances for the costs and risks associated with this expansion, there can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that Company management will be able to achieve the rapid execution necessary to successfully offer its services and implement its business plan. The Company's future operating results will also depend on its ability to expand its sales and marketing organization and expand its support organization commensurate with the growth of its business and the Web. If the Company is unable to manage growth effectively, the Company's business, results of operations and financial condition will be materially and adversely affected.

DEPENDENCE ON THIRD-PARTY RELATIONSHIPS

         The Company is currently and will be in the future significantly dependent on a number of third-party relationships to create traffic and provide content on the Excite Network and to make it more attractive to advertisers and consumers. These relationships include arrangements relating to the positioning of the Excite Network on Web browsers such as those offered by Netscape and Microsoft and agreements with ISPs and OSPs such as AOL and Microsoft. The Company is also generally dependent on other Web site operators that provide links to the Excite Network. Most of these arrangements do not require future minimum commitments to use the Company's services, to provide access or links to the Excite Network or to provide content to the Company, are not exclusive and are short-term or may be terminated at the convenience of the other party. Moreover, the Company does not have agreements with many Web site operators who provide links to the Excite Network, and such Web site operators may terminate such links at any time without notice to the Company. These third party relationships also include arrangements for providing content on the Excite Network, such as the Company's relationship with Intuit whereby Intuit will be the exclusive provider and aggregator of financial content for the Excite Network, the Company's relationship with Amazon.com, Inc. whereby Amazon.com, Inc. will purchase advertising on and be the exclusive bookseller for the Excite Network and with Ticketmaster which permits Excite users to have access to Ticketmaster event listings. There can be no assurance that such third parties regard their relationship with the Company as important to their own respective businesses and operations, that they will not reassess their commitment to the Excite Network at any time in the future, that they will continue to advertise on the Excite Network or cross-promote any of the Company's brands or that they will not develop their own competitive services or products, either during their relationship with the Company or after their relationship with the Company expires. Further, there can be no assurance that the services of those companies that provide access or links to the Excite Network will achieve market acceptance or commercial success. There can also be no assurances that any of the content provided by such third parties will be favorably received by users of the Excite Network or Web users in general. Accordingly, there can be no assurance that the Company's existing or future relationships will result in sustained business partnerships, successful service offerings, or the generation of significant traffic on the Excite Network or significant revenues for the Company.

         The Company believes that certain of its third-party relationships are important to its ability to attract traffic and advertisers. The failure of one or more of the third-party relationships which the Company regards as strategic to achieve or maintain market acceptance or commercial success or the termination of one or more of such strategic relationships could significantly reduce traffic on the Excite Network, which would have a material adverse effect on the Company's business, results of operations and financial condition. In addition, the termination of, or the failure of the Company to renew, the Company's position on a Web browser or its relationship with an ISP or OSP would significantly reduce traffic on the Company's Web sites which would also have a material adverse effect on the Company's business, results of operations and financial condition. See "--Dependence on Netscape and AOL."

RISK OF CAPACITY CONSTRAINTS; DEPENDENCE ON COMPUTER INFRASTRUCTURE

         The Company is dependent on its ability to generate a high volume of traffic to the Excite Network. Accordingly, the performance of the Excite Network is critical to the Company's reputation, its ability to attract advertisers and to achieve market acceptance of the network. Any system failure that causes interruptions in the availability or increases response time of the Company's services could reduce user satisfaction and traffic to the Excite Network and, if sustained or repeated, would reduce the attractiveness of the Excite Network to advertisers and consumers. An increase in the volume of searches conducted through the Excite Network could strain the capacity of the software or hardware deployed by the Company, which could lead to slower response time or system failures. In addition, as the amount of Web pages and traffic increases, there can be no assurance that the Excite Network will be able to scale proportionately. The Company is also dependent upon Web browsers, ISPs, OSPs and other Web site operators, which have experienced significant outages in the past, for access to its network, and consumers have experienced difficulties due to system failures unrelated to the Company's systems and services. Additional difficulties could also materially and adversely affect consumer and advertiser satisfaction. The Company is also dependent on hardware suppliers for prompt delivery, installation and service of servers and other equipment and services used to provide its services. In addition, in order to improve performance, the Company may have to make substantial investments to deploy one or more copies of its Web sites in order to mirror its online resources. To the extent that the capacity restraints described above are not effectively addressed by the Company, such constraints would have a material adverse effect on the Company's business, results of operations and financial condition.

         Substantially all of the Company's communications hardware and certain of its computer hardware operations are located at leased facilities in Redwood City, California, an area susceptible to earthquakes. The Company has experienced system failures or outages from time to time in the past, which have disrupted the operation of the Excite Network. There can be no assurance that a system failure at these locations would not adversely affect the performance of the Excite Network. These systems are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures, break-ins and similar events. The Company does not presently have a disaster recovery plan. Although the Company carries property and business interruption insurance with low coverage limits, its coverage may not be adequate to compensate the Company for all losses that may occur. Despite the implementation of network security measures by the Company, its servers are also vulnerable to computer viruses, physical or electronic break-ins and similar disruptive problems. Computer viruses, break-ins or other problems caused by third parties could lead to interruptions, delays or cessations in service to users of the Excite Network. The occurrence of any of these risks could have a material adverse effect on the Company's business, results of operations and financial condition.

DEPENDENCE ON THE WEB INFRASTRUCTURE

         The success of the Excite Network will depend in large part upon the development of a Web infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, or timely development of complementary products such as high speed modems, for providing reliable Web access and services. Because global commerce and online exchange of information on the Web and other similar open wide area networks are new and evolving, it is difficult to predict with any assurance whether the Web will prove to be a viable commercial marketplace. The Web has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. To the extent that the Web continues to experience increased numbers of users, frequency of use or increased bandwidth requirements of users, there can be no assurance that the Web infrastructure will continue to be able to support the demands placed on it by this continued growth or that the performance or reliability of the Web will not be adversely affected by this continued growth. In addition, the Web could lose its viability due to delays in the development or adoption of new standards and protocols (for example, the next-generation Internet Protocol) to handle increased levels of activity or due to increased governmental regulation. There can be no assurance that the infrastructure or complementary products or services necessary to make the Web a viable commercial marketplace will be developed, or, if they are developed, that the Web will become a viable commercial marketplace for services such as those offered by the Company. If the necessary infrastructure standards or protocols or complementary products, services or facilities are not developed, or if the Web does not become a viable commercial marketplace, the Company's business, results of operations and financial condition will be materially and adversely affected. Even if such infrastructure, standards or protocols or complementary products, services or facilities are developed and the Web becomes a viable commercial marketplace, there can be no assurance that the Company will not be required to incur substantial expenditures in order to adapt its services to changing Web technologies, which could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES

         The Company is not currently subject to direct regulation by any government agency, other than regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Web. However, due to the increasing popularity and use of the Web, it is possible that a number of laws and regulations may be adopted with respect to the Web, covering issues such as user privacy, pricing, characteristics and quality of products and services. For example, although the Communications Decency Act was held to be unconstitutional, there can be no assurance that similar legislation will not be enacted in the future and it is possible that such legislation could expose the Company to substantial liability. Such legislation could also dampen the growth in use of the Web generally and decrease the acceptance of the Web as a communications and commercial medium, and could, thereby, have a material adverse effect on the Company's business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Web. In addition, several telecommunications carriers are seeking to have telecommunications over the Web regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. For example, America's Carriers Telecommunications Association ("ACTA") has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Web has burdened the existing telecommunications infrastructure and many areas with high Web use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and OSPs in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Web could increase substantially, potentially slowing the growth in use of the Web. The adoption of any additional laws or regulations may decrease the growth of the Web, which could in turn decrease the demand for the Excite Network and increase the Company's cost of doing business or otherwise have an adverse effect on the Company's business, results of operations and financial condition. Moreover, the applicability to the Web of existing laws in various jurisdictions governing issues such as property ownership, libel and personal privacy is uncertain and will take years to resolve. Any such new legislation or regulation or application or interpretation of existing laws could have a material adverse effect on the Company's business, results of operations and financial condition.

         Due to the global nature of the Web, it is possible that, although transmissions of the Excite Network originate in the State of California, the governments of other states and foreign countries might attempt to regulate the Company's transmissions or prosecute the Company for violations of their laws. There can be no assurance that violations of local laws will not be alleged or charged by state or foreign governments, that the Company might not unintentionally violate such law or that such laws will not be modified, or new laws enacted, in the future. Any of the foregoing developments could have a material adverse effect on the Company's business, results of operations and financial condition.

LIABILITY FOR INFORMATION RETRIEVED FROM THE WEB

         Because materials may be downloaded through the services offered by the Company and be subsequently distributed to others, there is a potential that claims may be made against the Company for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of such materials. Such types of claims have been brought, and sometimes successfully pressed, against OSPs and ISPs in the past. Although the Company carries general liability insurance, the Company's insurance may not cover potential claims of this type, or may not be adequate to indemnify the Company for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on the Company's business, results of operations and financial condition.

VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock is highly volatile and is subject to wide fluctuations (for example, during the past six months, the high and low closing prices of the Common Stock were $21.13 and $7.88, respectively) in response to quarterly variations in operating results, announcements of technological innovations or new services by the Company or its competitors, changes in financial estimates by securities analysts, or other events or factors. Upon the effectiveness of the Registration Statement of which this Prospectus is a part there will be a significantly larger number of shares available for public resale, which could exert downward pressure on the trading price of the Common Stock. In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of many high technology companies and that often have been unrelated to the operating performance of such companies. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. If brought, such litigation could result in substantial costs and a diversion of management's attention and resources, which would have a material adverse effect on the Company's business, results of operations and financial condition. These broad market fluctuations may adversely affect the market price of the Company's Common Stock.

                                 USE OF PROCEEDS

         The proceeds from the sale of the shares of Common Stock offered hereby are solely for the account of Intuit. Accordingly, the Company will not receive any of the proceeds from the sale of such shares of Common Stock by Intuit.

                               SELLING SHAREHOLDER

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of June 30, 1997 by Intuit. Intuit acquired beneficial ownership of the shares of Common Stock offered hereby on June 25, 1997, pursuant to a Stock Purchase Agreement dated as of June 11, 1997 between the Company and Intuit (the "Stock Purchase Agreement"). Except as described below, Intuit has not had any position, office or other material relationship with the Company within the past three years. The following table assumes that Intuit sells all of the shares held by it in this offering. The Company is unable to determine the exact number of shares that will actually be sold.

         Certain assignees of Intuit, if any, who acquire shares of Common Stock of the Company from Intuit and satisfy certain conditions are entitled to the same registration rights as Intuit. If any such assignee wishes to sell shares hereunder, this Prospectus will be amended or supplemented to name such assignee as a selling shareholder.


                   Shares Beneficially                       Shares Beneficially
                 Owned Prior to Offering                    Owned After Offering
                 -----------------------                    --------------------
                                            Shares Being
Name               Number       Percent        Offered      Number       Percent
----               ------       -------     ------------    ------       -------
Intuit Inc.      2,900,000       19.0%          2,900,000        0          --

         The Company believes Intuit has sole voting and sole investment power with respect to all shares beneficially owned by it.


         On June 25, 1997, the Company sold 2,900,000 shares of its Common Stock to Intuit pursuant to the Stock Purchase Agreement for an aggregate purchase price of $39,150,000.00 (the "Intuit Purchase"). As a result of the Intuit Purchase, the Company believes that Intuit became an affiliate of the Company. In connection with the Intuit Purchase, Intuit agreed not to acquire more than 25% of the total voting securities of the Company (the "Standstill Percentage") without the consent of the Company's Board of Directors. In the event that a third party acquires a number of voting securities of the Company in excess of the Standstill Percentage, the Standstill Percentage will be increased to the percentage of the voting securities of the Company held by such third party. The Company is also obligated to notify Intuit in the event that it enters into or intends to enter into any bona fide discussions with any third party which will result in the acquisition of or change in control with respect to the Company (a "Change in Control Transaction").

         Intuit's "standstill" obligations will terminate on the earlier to occur of (i) December 11, 2000, or (ii) the termination of similar standstill obligations of AOL to the Company. Intuit's standstill obligations will also terminate (i) upon the making of a bona fide offer by any third party or group (a "Third-Party Offer") of an intention to acquire voting securities of the Company which, if successful, would result in such third party or group owning, or having the right to acquire beneficial ownership of, more than 20% of the Company's voting securities or (ii) upon the Company's intention to enter into a Change in Control Transaction.

         Except as provided below, until December 12, 1998, Intuit may not, without the prior written consent of the Company, dispose of any of the shares offered hereby or any other securities of the Company owned by it. The Stock Purchase Agreement also provides that, from to December 12, 1998 and until June 12, 2000, Intuit may not, on any trading day, without the prior written consent of the Company, dispose of any Common Stockof the Company or any other securities of the Company owned by it in an amount in excess of five percent of the total trading volume for the five consecutive trading days ended on the date immediately prior to the date of such sale (such trading volume to be determined without taking into consideration any shares sold by Intuit). The foregoing restrictions do not apply to any sales of such shares in (i) a private transaction not effected on the Nasdaq National Market or any other stock exchange or automated quotation system, or (ii) an underwritten public offering of such shares. These restrictions on resale will be suspended in the event that Intuit's "standstill" obligations will be suspended in the event of a Third Party Offer or if the Company proposes to enter into a Change in Control Transaction.

         In connection with the Intuit Purchase, Intuit and the Company entered into a Registration Rights Agreement dated as of June 25, 1997 (the "Registration Rights Agreement") which provides, among other things, certain registration rights with respect to the shares offered hereby and any shares of the Company's Common Stock issued pursuant to the Right of First Refusal Agreement described below.

         The Company filed the registration statement of which this Prospectus forms a part (the "Shelf Registration Statement") pursuant to the Registration Rights Agreement. The Company is required to maintain the effectiveness of the Shelf Registration Statement for a two year period (the "Initial Effectiveness Period"). If, after the Initial Effectiveness Period, Intuit continues to hold any shares of Common Stock of the Company to which the Shelf Registration Statement relates, then the Company is required to file an additional Shelf Registration Statement (the "Subsequent Shelf Registration Statement") and maintain the effectiveness of the Subsequent Shelf Registration Statement for a one year period (the "Subsequent Effectiveness Period").

         If, after the Subsequent Effectiveness Period, any registration rights with respect to any securities of the Company which were granted subsequent to June 25, 1997 are still in effect, and Intuit still holds any of the shares offered hereby or any securities issued pursuant to the Right of First Refusal Agreement described below, the Company will be obligated to file an additional Shelf Registration Statement (an "Additional Shelf Registration Statement") and maintain the effectiveness of such Additional Shelf Registration Statement for up to two years (the "Additional Effectiveness Period").

         If securities of the Company having an aggregate purchase price in excess of $250,000 are sold to Intuit pursuant to the Right of First Refusal Agreement described below, during the Initial Effectiveness Period, the Subsequent Effectiveness Period or the Additional Effectiveness Period, the Company will be required to file an additional Shelf Registration Statement with respect to such securities. The Company will be required to maintain the effectiveness of such Shelf Registration Statement until no later than the expiration of the Initial Effectiveness Period, the Subsequent Effectiveness Period of the Additional Effectiveness Period, as applicable.

         The shares of Common Stock covered by the Shelf Registration Statement may be sold by Intuit or by its permitted transferees during one of four periods of 30 consecutive calendar days each, which periods shall be separated by intervals of at least 90 days and shall occur no more than four times during the Initial Effectiveness Period and two times during the Additional Effectiveness Period. See "Plan of Distribution."

         Subject to certain limitations, Intuit may also require the Company to file a registration statement under the Securities Act with respect to all or a portion of the securities of the Company owned by it (a "Demand Registration"). Intuit may request only two such Demand Registrations. Intuit may request that the shares registered in a Demand Registration be offered by means of an underwritten offering. In any such underwritten offering of the Company's securities, the underwriters may reduce the number of shares to be included in the Demand Registration, but shall not limit the shares to be included by Intuit in such Demand Registration unless all other securities proposed to be sold by persons or entities other than Intuit are first entirely excluded.

         If the Company proposes to register any of its securities under the Act, it must give prior notice to Intuit and permit Intuit, subject to certain limitations, to include in such registration all or a portion of the securities of the Company owned by it (a "Piggyback Registration"). If such registrations relate to an underwritten public offering, the underwriters (if any) may reduce the number of shares to be included in a Piggyback Registration, provided that each of Intuit, AOL and certain other investors of the Company shall be subject to such reduction only on a pro rata basis.

         The Company is required to bear all expenses (other than underwriting discounts and commissions) in connection with the Registration Rights Agreement.

         The Registration Rights Agreement will terminate (a) if all of the shares offered hereby have been registered and sold pursuant to registrations effected pursuant to the Registration Rights Agreement or (b) at such time as all of the shares offered hereby may be sold within a three month period under Rule 144 promulgated under the Securities Act.

         Pursuant to a Right of First Refusal Agreement dated as of June 25, 1997 between the Company and Intuit, which was entered into in connection with the Intuit Purchase, Intuit was granted a right of first refusal to participate in certain issuances of Company's securities. So long as Intuit holds at least ten percent of the Company's outstanding Common Stock (including shares issuable upon conversion of outstanding shares of preferred stock of the Company), in the event that the Company proposes to issue any securities in a financing transaction solely for cash consideration, Intuit is permitted to purchase all or a portion of Intuit's "Pro Rata Share" (defined below) of such securities, such that Intuit's Pro Rata Share equals up to nineteen percent immediately after such issuance. The term "Pro Rata Share" means the ratio of (a) the number of shares of the Company's Common Stock (on an as-converted to Common Stock basis) owned by Intuit, to (b) a number of shares of Common Stock of the Company equal to the sum of (i) the total number of shares of Common Stock of the Company then outstanding plus (ii) the total number of shares of Common Stock of the Company into which all then-outstanding shares of voting preferred stock of the Company are then convertible.

         In connection with the Intuit Purchase, the Company and Intuit entered into a Nomination and Observer Agreement dated as of June 25, 1997, which provides that, for so long as Intuit owns at least 10% of the Common Stock of the Company (on an as-converted to Common Stock basis), it is entitled to nominate one candidate (the "Intuit Designee") for election to the Company's Board of Directors in connection with any shareholder solicitation or action relating to the election of directors. In the event that Intuit wishes to appoint an Intuit Designee to the Company's Board of Directors other than in connection with a shareholder solicitation or an action relating to the election of directors, the Company is obligated to appoint such Intuit Designee to its Board of Directors. The Company is generally obligated to use its best efforts to cause to be voted in favor of an Intuit Designee all shares for which the Company's management or the Board of Directors holds proxies or otherwise are entitled to vote, and to cause the Board of Directors to unanimously recommend the Intuit Designee for election. If an Intuit Designee is not a member of the Board of Directors, Intuit has certain rights to have a representative attend all meetings and receive all communications of the Company directed to the Board of Directors or the audit committee thereof in a non-voting observer capacity.

         In connection with the Intuit Purchase the Company and Intuit entered into a Joint Activities Agreement (the "Agreement"), dated as of June 25, 1997, pursuant to which the Company and Intuit will create a new online financial channel. This channel will offer content and services designed to help consumers organize and manage their finances, and will feature financial news, stock quotes and transactional services. It is anticipated that this new channel will be introduced during the summer of 1997. The channel will be distributed throughout the Excite Network, as well as through Intuit's Quicken Financial Network.

         Under the Agreement, Intuit will become the exclusive provider and aggregator of financial content on all the Company's services, and the Company will become the exclusive search and navigation service featured on the U.S. versions of Intuit's Quicken, QuickBooks and TurboTax products. The Company and Intuit expect that revenue, if any, will be generated from a combination of advertising and fees for enabling transactions for financial products and services.

                              PLAN OF DISTRIBUTION

         In connection with the Stock Purchase Agreement, Intuit entered into a Registration Rights Agreement with the Company. The Registration Statement of which this Prospectus forms a part has been filed pursuant to the Registration Rights Agreement. To the Company's knowledge, Intuit has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares offered hereby, nor does the Company know the identity of the brokers or market makers that will participate in the offering.

         The shares of Common Stock covered hereby may be offered and sold from time to time by Intuit or by its permitted transferees during one of four "Permitted Windows." A "Permitted Window" is a period of 30 consecutive calendar days commencing upon receipt by Intuit of Excite's written confirmation to Intuit in response to Intuit's written notice to the Company of its present intention to sell under this Prospectus (a "Notice of Resale") that this Prospectus may be used for resales. There must be a 90 day interval between any two Permitted Windows. Under certain circumstances, the Company has the ability to suspend the use of this Prospectus during any Permitted Window. Intuit will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made over the NNM or otherwise, at then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares may be sold by one or more of the following:
(a) a block trade in which the broker-dealer engaged by Intuit will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by the broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (d) through agents; or (e) directly to one or more purchasers. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus. The Company has been advised by Intuit that they have not, as of the date hereof, entered into any arrangement with a broker-dealer for the sale of shares through a block trade, special offering, or secondary distribution of a purchase by a broker-dealer. In effecting sales, broker-dealers engaged by Intuit may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from Intuit in amounts to be negotiated immediately prior to the sale.

         In connection with distributions of the shares or otherwise, Intuit may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of the shares registered hereunder in the course of hedging the positions they assume with Intuit. Intuit may also sell shares short and redeliver the shares to close out such short positions. Intuit may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares registered hereunder, which the broker-dealer may resell or otherwise transfer pursuant to this Prospectus. Intuit may also loan or pledge the shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

         Underwriters, broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Intuit in amounts to be negotiated in connection with the sale. Such underwriters, broker-dealers or agents and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

         All fees and expenses incurred in connection with the preparation and filing of the Registration Statement of which this Prospectus is a part and in connection with each Permitted Window (excluding, in certain circumstances, fees and expenses in connection with the commencement of a Permitted Window if the request to commence the Permitted Window is subsequently withdrawn by Intuit) will be borne by the Company. Commissions and discounts, if any, attributable to the sales of the shares will be borne by Intuit. Intuit may agree to indemnify any underwriter, broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Under the Registration Rights Agreement, the Company and Intuit have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.

         Intuit has advised the Company that, during such time as they may be engaged in a distribution of the shares of Common Stock included herein, they will comply with the applicable provisions under Regulation M under the Securities Exchange Act of 1934, as amended ("Regulation M") and, in connection therewith, Intuit has agreed not to engage in any stabilization activity in connection with any securities of the Company, to furnish copies of this Prospectus to each broker-dealer through which the shares of Common Stock included herein may be offered, and not to bid for or purchase any securities of the Company or attempt to induce any person to purchase any securities of the Company except as permitted under Regulation M. Intuit has also agreed to inform the Company and broker-dealers through whom sales may be made hereunder when the distribution of the shares is completed.

         Rules 102 and 103 under Regulation M prohibit participants in a distribution from bidding for or purchasing for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Rule 104 under Regulation M governs bids and purchases made to stabilize the price of a security in connection with a distribution of the security.

         The registration statement of which this Prospectus is a part will terminate on June 25, 1999, or such earlier time that all of the shares registered under the registration statement of which this Prospectus forms a part either (i) have been sold, (ii) may be sold within a three-month period under Rule 144, or (iii) have ceased to be "Intuit Registrable Securities" pursuant to the terms of the Registration Rights Agreement. There can be no assurance that Intuit will sell any or all of the shares of Common Stock offered hereby. Excite will be obligated to file a Subsegment Shelf Registration Statement which will remain effective throughout the Subsequent Effectiveness Period and may be required to file an Additional Shelf Registration Statement which will remain effective for the Additional Effectiveness Period. See "Selling Shareholders." It is currently anticipated that the Plan of Distribution under the Subsequent Shelf Registration Statement and the Additional Shelf Registration Statement will be substantially similar as described herein.

         Upon the occurrence of any of the following events, this Prospectus will be amended to include additional disclosure before offers and sales of the securities in question are made: (a) to the extent the securities are sold at a fixed price or at a price other than the prevailing market price, such price would be set forth in the Prospectus, (b) if the securities are sold in block transactions and the purchaser acting in the capacity of an underwriter wishes to resell, such arrangements would be described in the Prospectus, (c) if Intuit sells to a broker-dealer acting in the capacity as an underwriter, such broker-dealer will be identified in the Prospectus and (d) if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction would be included in the Prospectus.

                                  LEGAL MATTERS

         The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306. Members of the firm of Fenwick & West LLP own an aggregate of 17,506 shares of Common Stock of the Company.

                                     EXPERTS

         The consolidated financial statements of Excite, Inc. incorporated by reference in the annual report (Form 10-K, as amended by Form 10-K/A) of Excite, Inc. for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. The report as to the years 1995 and 1994 is based in part on the report of Price Waterhouse LLP, independent accountants. The financial statements referred to above are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         The financial statements of The McKinley Group, Inc. for the years ended December 31, 1995 and 1994, not separately presented in Excite's Annual Report on Form 10-K, as amended by Form 10-K/A, have been audited by Price Waterhouse LLP, independent accountants, whose report thereon appears therein. Such financial statements, to the extent they have been included in the consolidated financial statements of Excite, Inc., have been so included in reliance on their report given on the authority of said firm as experts in auditing and accounting.

================================================================================






                                  EXCITE, INC.







                               2,900,000 Shares of
                                  Common Stock








                              --------------------
                                   PROSPECTUS
                              --------------------







================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The aggregate estimated expenses to be paid by the Registrant in connection with this offering are as follows:

Securities and Exchange Commission registration fee............$14,830
Nasdaq National Market filing fee..............................  5,100
Accounting fees and expenses................................... 12,000
Legal fees and expenses........................................ 12,000
Miscellaneous..................................................  6,070
     Total.....................................................$50,000
                                                                =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Registrant's Articles of Incorporation include a provision that eliminates the personal liability of its directors to the Registrant and its shareholders for monetary damages for breach of the directors' fiduciary duties to the fullest extent permitted by law. This limitation has no effect on a director's liability (i) for acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (ii) for acts or omissions that a director believes to be contrary to the best interests of the Registrant or its shareholders or that involve the absence of good faith on the part of the director, (iii) for any transaction from which a director derived an improper personal benefit, (iv) for acts or omissions that show a reckless disregard for the director's duty to the Registrant or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the Registrant or its shareholders, (v) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its shareholders, (vi) under Section 310 of the California Corporations Code (the "California Code") (concerning contracts or transactions between the Registrant and a director) or (vii) under Section 316 of the California Code (concerning directors' liability for improper dividends, loans and guarantees). The provision does not extend to acts or omissions of a director in his capacity as an officer. Further, the provision will not affect the availability of injunctions and other equitable remedies available to the Registrant's shareholders for any violation of a director's fiduciary duty to the Registrant or its shareholders.

         The Registrant's Articles of Incorporation also include an authorization for the Registrant to indemnify its agents (as defined in Section 317 of the California Code), through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this latter provision, the Registrant's Bylaws provide for indemnification of the Registrant's directors and officers. In addition, the Registrant, at its discretion, may provide indemnification to persons whom the Registrant is not obligated to indemnify. The Bylaws also allow the Registrant to enter into indemnity agreements with individual directors, officers, employees and other agents. These indemnity agreements have been entered into with all directors and provide the maximum indemnification permitted by law. These agreements, together with the Registrant's Bylaws and Articles of Incorporation, may require the Registrant, among other things, to indemnify such directors against certain liabilities that may arise by reason of their status or service as directors (other than liabilities resulting from willful misconduct of a culpable nature), to advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and to obtain directors' and officers' insurance if available on reasonable terms.

         Section 317 of the California Code and the Registrant's Bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

         The Registrant has directors and officers liability insurance with a per claim and annual aggregate coverage limit of $5,000,000.

ITEM 16.  EXHIBITS.

         The following exhibits are filed herewith or incorporated by reference herein:

    EXHIBIT
    NUMBER                                           EXHIBIT TITLE
    -------                                          -------------
     2.01  --  Agreement and Plan of Reorganization dated as of August 7, 1996 by and among the
               Registrant, Excite Acquisition Corporation, The McKinley Group, Inc., Isabel Maxwell,
               Christine Maxwell, David Hayden, Roger Malina and Daniel Lynch.(1)
     2.02  --  Agreement of Merger dated as of August 30, 1996 by and between Excite Acquisition
               Corporation and the McKinley Group, Inc.(1)
     4.01  --  Form of Specimen Certificate for Registrant's Common Stock.(2)
     4.02  --  Restated and Amended Investors' Rights Agreement.(2)
     4.03  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of August 1,
               1996.(3)
     4.04  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of November 25,
               1996.(4)
     4.05  --  Registration Rights Agreement dated as of November 25, 1996 by and among the Registrant,
               America Online, Inc. and AOL Ventures, Inc.(3)
     4.06  --  Voting Agreement dated as of November 25, 1996 by and among the Registrant and certain shareholders.(4)
     4.07  --  Letter Agreement dated as of November 25, 1996 by and among certain shareholders of the
               Registrant.(4)
     4.08  --  Nomination and Observer Rights Agreement dated as of June 25, 1997 between the
               Registrant and Intuit Inc.
     4.09  --  Registration Rights Agreement dated as of June 25, 1997 between the Registrant and
               Intuit Inc.
     4.10  --  Right of First Refusal Agreement dated as of June 25, 1997 between the Registrant and
               Intuit Inc.
     4.11  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of June 25, 1997 among the Registrant, Institutional Venture Partners VI, Institutional Venture
               Management VI, IVP Founders Fund I, L.P., Kleiner Perkins Caufield & Byers VII, KPCB VII
               Founders Fund, KPCB Information Sciences Zaibatsu Fund II and Intuit Inc.
     4.12  --  Stock Purchase Agreement dated as of June 11, 1997 between the Registrant and Intuit
               Inc.
     5.01  --  Opinion of Fenwick & West LLP regarding the legality of the securities being issued.
    23.01  --  Consent of Ernst & Young LLP, Independent Auditors.
    23.02  --  Consent of Price Waterhouse LLP, Independent Accountants.
    23.03  --  Consent of Fenwick & West LLP (included in Exhibit 5.01).
    24.01  --  Power of Attorney (see page II-6).

----------------

(1) Previously filed with the Commission on September 12, 1996, as an exhibit to the Registrant's Form 8-K (File No. 0-28064) regarding the acquisition of The McKinley Group, Inc.

(2) Previously filed with the Commission on March 29, 1996, as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(3) Previously filed with the Commission on March 3, 1997, as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-22669).

(4) Previously filed with the Commission on March 31, 1997, as an exhibit to the Registrant's Form 10-K (File No. 0-28064).

ITEM 17. UNDERTAKINGS.

         The undersigned Registrant hereby undertakes: (1) to file during any period in which offers or sales are being made, a post effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all for the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California, on the 24th day of July, 1997.

                                      EXCITE INC.

                                      By: /s/ Robert C. Hood
                                         ---------------------------------------
                                      Robert C. Hood
                                      Executive Vice President, Chief
                                      Administrative Officer and Chief Financial
                                      Officer

                                POWER OF ATTORNEY

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Robert C. Hood and Richard B. Redding, and each of them, his attorneys-in-fact and agents, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                      TITLE                                      DATE
---------                                      -----                                      -----
PRINCIPAL EXECUTIVE OFFICER:

/s/ George Bell                                President, Chief Executive                 July 24, 1997
---------------------------------              Officer and Director
George Bell


PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ Robert C. Hood                             Executive Vice President, Chief            July 24, 1997
---------------------------------              Administrative Officer and
Robert C. Hood                                 Chief Financial Officer


ADDITIONAL DIRECTORS:

/s/ Joseph R. Kraus                            Senior Vice President and                  July 24, 1997
---------------------------------              Director
Joseph R. Kraus


/s/ Vinod Khosla                               Director                                   July 24, 1997
---------------------------------
Vinod Khosla


/s/ Donn Davis                                 Director                                   July 24, 1997
---------------------------------
Donn Davis


/s/ Geoffrey Y. Yang                           Director                                   July 24, 1997
---------------------------------
Geoffrey Y. Yang

                                               Director
---------------------------------
Stephen M. Case

                                                                                                              SEQUENTIALLY
    EXHIBIT                                                                                                     NUMBERED
    NUMBER                                           EXHIBIT INDEX                                                PAGE
    -------                                          -------------                                            -------------
     2.01  --  Agreement and Plan of Reorganization dated as of August 7, 1996 by and among the
               Registrant, Excite Acquisition Corporation, The McKinley Group, Inc., Isabel Maxwell,
               Christine Maxwell, David Hayden, Roger Malina and Daniel Lynch.(1)
     2.02  --  Agreement of Merger dated as of August 30, 1996 by and between Excite Acquisition
               Corporation and the McKinley Group, Inc.(1)
     4.01  --  Form of Specimen Certificate for Registrant's Common Stock.(2)
     4.02  --  Restated and Amended Investors' Rights Agreement.(2)
     4.03  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of August 1,
               1996.(3)
     4.04  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of November 25,
               1996.(4)
     4.05  --  Registration Rights Agreement dated as of November 25, 1996 by and among the Registrant,
               America Online, Inc. and AOL Ventures, Inc.(3)
     4.06  --  Voting Agreement dated as of November 25, 1996 by and among the Registrant and certain shareholders.(4)
     4.07  --  Letter Agreement dated as of November 25, 1996 by and among certain shareholders of the
               Registrant.(4)
     4.08  --  Nomination and Observer Rights Agreement dated as of June 25, 1997 between the
               Registrant and Intuit Inc.
     4.09  --  Registration Rights Agreement dated as of June 25, 1997 between the Registrant and
               Intuit Inc.
     4.10  --  Right of First Refusal Agreement dated as of June 25, 1997 between the Registrant and
               Intuit Inc.
     4.11  --  Amendment to Restated and Amended Investors' Rights Agreement dated as of June 25, 1997 among the Registrant, Institutional Venture Partners VI, Institutional Venture
               Management VI, IVP Founders Fund I, L.P., Kleiner Perkins Caufield & Byers VII, KPCB VII
               Founders Fund, KPCB Information Sciences Zaibatsu Fund II and Intuit Inc.
     4.12  --  Stock Purchase Agreement dated as of June 11, 1997 between the Registrant and Intuit
               Inc.
     5.01  --  Opinion of Fenwick & West LLP regarding the legality of the securities being issued.
    23.01  --  Consent of Ernst & Young LLP, Independent Auditors.
    23.02  --  Consent of Price Waterhouse LLP, Independent Accountants.
    23.03  --  Consent of Fenwick & West LLP (included in Exhibit 5.01).
    24.01  --  Power of Attorney (see page II-6).

----------------

(1) Previously filed with the Commission on September 12, 1996, as an exhibit to the Registrant's Form 8-K (File No. 0-28064) regarding the acquisition of The McKinley Group, Inc.

(2) Previously filed with the Commission on March 29, 1996, as an exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form SB-2 (File No. 333-2328-LA)

(3) Previously filed with the Commission on March 3, 1997, as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 333-22669).

(4) Previously filed with the Commission on March 31, 1997, as an exhibit to the Registrant's Form 10-K (File No. 0-28064).


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